Registration Nos. 333-200370, 333-175641, 333-122343, 333-58542, 333-39413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200370

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175641

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122343

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-58542

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-39413

Registration StatementS

Under

the Securities Act of 1933

Repros Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	76-0233274 (I.R.S. Employer Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

_________________________

Repros Therapeutics Inc. 2011 Equity Incentive Plan

Repros Therapeutics Inc. 2004 Stock Option Plan

2000 Nonemployee Directors’ Stock Option Plan

2000 Employee Stock Purchase Plan

1996 Nonemployee Directors’ Stock Option Plan

(Full title of the plans)

_________________________

Larry M. Dillaha, M.D.

President and Chief Executive Officer

Repros Therapeutics Inc.

2408 Timberloch Place, Suite B-7

The Woodlands, Texas 77380

(281) 719-3400

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Repros Therapeutics Inc., a Delaware corporation (the “Company”), deregister all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that had been registered for issuance under the:

•	Registration Statement on Form S-8 (File No. 333-200370),
•	Registration Statement on Form S-8 (File No. 333-175641),
•	Registration Statement on Form S-8 (File No. 333-122343),
•	Registration Statement on Form S-8 (File No. 333-58542), and
•	Registration Statement on Form S-8 (File No.333-39413) (collectively, the “Registration Statements”)

and that remain unsold or have not otherwise been issued upon the termination of the offering of shares of Common Stock covered by the Registration Statements.

On January 31, 2018, pursuant to an Agreement and Plan of Merger, dated as of December 11, 2017, by and among Allergan Sales, LLC, a Delaware limited liability company (“Parent”), Celestial Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold or have not otherwise been issued at the termination of the offerings, the Company hereby amends the Registration Statements by removing from registration all of its securities registered but unsold or otherwise unissued under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on January 31, 2018.

REPROS THERAPEUTICS INC.

By:	/s/ Katherine A. Anderson
Name:	Katherine A. Anderson
Title:	Chief Financial Officer